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NEWS RELEASE

Contact
Abe Wischnia
Senior Director, Investor Relations
(858) 713-7992

Advanced Tissue Sciences Announces Receipt of Delisting Notification

LA JOLLA, Calif., October 14, 2002 – Advanced Tissue Sciences, Inc. (NASDAQ: ATIS) today announced that the company’s securities will be delisted from the NASDAQ Stock Market at the opening of business on October 21, 2002. As a result of the company’s Chapter 11 bankruptcy filing on October 10, and in accordance with Marketplace Rules 4330(a)(1) and 4450(f), the NASDAQ has notified the company that it will delist the company’s securities from the NASDAQ, subject to the company’s right of appeal. The company has determined not to appeal the NASDAQ’s decision but will consider, when appropriate, making application to be listed on the OTC Bulletin Board.

Effective with the opening of trading on October 15, the letter Q will be appended to the company’s trading symbol.

Background Information

Advanced Tissue Sciences is redefining tissue repair and transplantation with human-based products developed and derived from its patented tissue-engineering technology. More information on Advanced Tissue Sciences is available at www.advancedtissue.com.

Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. Risks and uncertainties exist in the company’s operations, including, without limitation, uncertainties related to the impact of the Chapter 11 filing on the company’s operations and prospects, the ability of the company to successfully reorganize, the ability to obtain additional milestones and financing to continue operations, a history of operating losses and accumulated deficits, the company’s reliance on collaborative relationships, the outcome of clinical trials, the

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ability to obtain the appropriate regulatory approvals, the company’s ability to develop and successfully commercialize products, market acceptance of products, the company’s ability to obtain and retain patent protection, as well as other risks detailed from time to time in publicly available filings with the Securities and Exchange Commission including, without limitation, Advanced Tissue Sciences’ Annual Report on Form 10-K for the year ended December 31, 2001 and the company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002. The company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances arising after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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